Exhibit 5.1

SAMUEL B. FORTENBAUGH III

Counselor at Law

45 Rockefeller Plaza, Suite 2000

New York, NY 10111

Tel: 212-332-7148 Fax: 212-332-3401

sam@sfortenbaugh.com

January 12, 2016

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, New York 11530

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to Lifetime Brands, Inc, a Delaware corporation (the “Company”), in connection with the preparation and filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of an additional 650,000 shares of common stock, par value $ 0.01 per share, of the Company (the “Shares”) which may be issued under the Company’s Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”).

In connection with this opinion letter, I have examined the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Plan, the Second Restated Certificate of Incorporation of the Company, and the By-laws of the Company, and such other documents, records and other instruments as in my judgment are necessary or appropriate for the purposes of this opinion.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms of the Plan, and for a consideration per Share of not less than the par value per Share in a manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

I am expressing the opinion above as a member of the Bar of the State of New York and express no opinion as to any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Samuel B. Fortenbaugh III